UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 28, 2016
(Date of earliest event reported)

Callidus Software Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-50463	77-0438629
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

4140 Dublin Boulevard, Suite 400, Dublin, CA 94568
(Address of principal executive offices) (Zip Code)

(925) 251-2200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

o    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On July 28, 2016, Willian B. Binch, a member of the board of directors (the “Board”) of Callidus Software Inc. (the “Company”), informed the Company of his intention to resign from the Board, effective immediately. Mr. Binch was Lead Independent Director and a member of the Board’s Compensation Committee and Nominating and Corporate Governance Committee. His resignation was not due to any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

(d)

On July 28, 2016, the Board appointed James D. White to serve as a member of the Board and a member of the Board’s Compensation Committee (the “Compensation Committee”). Mr. White will serve on the Board as a Class II director. Mr. White is the former chairman, president and CEO of Jamba Inc., and currently serves on the boards of directors of DeVry Education Group, Panera Bread and Daymon Worldwide, where he is board chairman.

Mr. White will be compensated for his Board and Compensation Committee service in accordance with the Company’s standard director compensation arrangements, a description of which may be found under the caption “Director Compensation” in the Company’s proxy statement filed with the Securities and Exchange Commission on April 28, 2016, which description is incorporated by reference into this report. Mr. White is also expected to enter into the Company’s standard form of indemnification and change of control agreements for members of the Board.

In connection with Mr. White’s appointment, the size of the Board will continue to remain at seven directors in accordance with the Company’s Second Amended and Restated Bylaws.

A copy of the press release announcing Mr. White’s election is included herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Document
99.1	Press Release dated August 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLIDUS SOFTWARE INC.

Date: August 1, 2016	By:	/s/ Bob L. Corey
Bob L. Corey
Executive Vice President, Chief Financial Officer (duly authorized officer)

EXHIBIT INDEX

Exhibit Number	Description of Document
99.1	Press Release dated August 1, 2016